Exhibit 99.2

Heritage Distilling Introduces Bitcoin Treasury Policy Statement

Sets the stage for the Company to lead the craft e-commerce space in accepting bitcoin as a form of payment and hold bitcoin as a strategic asset
GIG HARBOR, WA, January 10, 2025 – Heritage Distilling Holding Company, Inc. (NASDAQ: CASK) ("HDC" or "Heritage" or the “Company"), a leading craft distiller of innovative premium brands, announced today that its Board of Directors has approved the adoption and release of a Bitcoin Treasury Policy Statement (the “Policy Statement”), as part of a broader corporate sales and treasury diversification strategy which will enable the Company to lead the craft spirits space in accepting bitcoin (BTC-USD) as a form of payment for its products and services via its direct-to-consumer (“DTC”) e-commerce platform and to allow the Company to acquire and hold bitcoin as a strategic asset. This follows the recent formation of the Board’s Technology and Cryptocurrency Committee chaired by Matt Swann, an internationally regarded leader in the technology and digital payments space.

The Policy Statement discusses the Company’s long-term belief in bitcoin as a strategic asset, recognizing the millions of consumers who already hold and use bitcoin as an asset and as currency on a regular basis, along with bitcoin’s rapid and growing adoption among the broader population, financial institutions and policy makers. In addition, the Financial Accounting Standards Board’s 2023 adoption of a new policy allowing public companies to mark bitcoin to fair value as an asset makes it easier for such companies to hold and use bitcoin for accounting purposes.

The Policy Statement notes:

“As a company producing products for sale to consumers, the Company also believes its risk is mitigated by the fact that it can leverage the lower cost of goods required to produce and sell such products relative to the retail value it can sell those products for to consumers. In this way, the Company as a consumer product company is uniquely positioned to sell its products and services in return for bitcoin as a form of payment knowing that even if the price of bitcoin falls at any given time, the Company has a built-in margin that gives it a cushion that other traditional investors acquiring bitcoin do not have if they purchased their bitcoin using fiat currency. The benefits of attracting a new set of buyers, consumers and fans along with the margin cushion the Company can create, coupled with the potential to see bitcoin increase in value, more than offsets the risk of loss if the price of bitcoin were to fall at any one time or over a given period of time.”

Justin Stiefel, Chief Executive Officer of HDC, commented, “Heritage has always been an innovator and once again we are leading the way in the craft spirits space as we prepare to accept bitcoin as a form of payment for online e-commerce sales and to acquire and hold bitcoin as an asset. As noted in our policy statement, unlike traditional investors who purchase bitcoin with cash and are immediately subject to potential pricing volatility, as a company producing goods for sale, acceptable margins between the retail price of our products and their cost of production is expected to offset potential fluctuations in the value of bitcoin we accept as payment. This provides us considerable financial flexibility as we develop product offerings for users and enthusiasts of bitcoin.”

With the adoption of the Bitcoin Policy Statement, the Company’s Technology and Cryptocurrency Committee will now craft a formal Bitcoin Treasury Policy for Board approval, which would then allow the Company to begin accepting, acquiring, holding and using bitcoin in its daily business, including as a form of payment from its customers and as a form of payment to its vendors.

Commenting on the Policy Statement, Matt Swann, Chairman of the Technology and Cryptocurrency Committee, noted, “I am excited to lead this committee as we prepare Heritage to begin accepting bitcoin as a form of payment and acquiring or holding bitcoin as a company asset. The growth of bitcoin is still in its early stages and the opportunity for companies to accept bitcoin as payment is substantial. Preparing to be a leader in the craft distilling space by utilizing bitcoin is further proof Heritage is a trailblazer that thinks beyond its peers to reach new customers and improve their consumer journey.”

About Heritage Distilling Company, Inc.

Heritage is among the premier independent craft distilleries in the United States offering a variety of whiskeys, vodkas, gins, rums and ready-to-drink canned cocktails. Heritage has been North America's most awarded craft distillery by the American Distilling Institute for ten consecutive years out of the more than 2,600 craft producers. Beyond this remarkable achievement, Heritage has also garnered numerous Best of Class, Double Gold, and Gold medals at esteemed national and international spirits competitions. As one of the largest craft spirits producers on the West Coast by revenue, the company is expanding its presence nationwide through a diverse range of sales channels, including wholesale, on-premises venues, e-commerce, and the innovative Tribal Beverage Network (TBN). The TBN initiative, a groundbreaking collaboration with Native American tribes, focuses on developing Heritage-branded distilleries, unique tribal brands, and tasting rooms tailored to tribal communities. By serving patrons of tribal casinos and entertainment venues, the TBN creates meaningful economic and social benefits for participating tribes, while providing an additional avenue for tribes to exercise and strengthen their sovereignty. This unique partnership reflects Heritage’s commitment to innovation, community engagement, and sustainable growth.
Forward-Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as "aims," "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "intends," "may," "plans," "possible," "potential," "seeks," "will," and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements include, without limitation, statements regarding anticipated results or benefits anticipated from Heritage’s adoption of a position related to bitcoin and the implications that may come from it.

Any forward-looking statements in this press release are based on Heritage’s current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks of expanding sales and revenue due to the adoption of a Bitcoin Treasury Policy Statement, an anticipated formal Bitcoin Treasury Policy and any new or anticipated business development that would be expected to result therefrom. These and other risks concerning Heritage’s programs and operations are described in additional detail in its registration statement on Form S-1, and its quarterly 10-Q filings, which are on file with the SEC. Heritage explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Contacts:
Investors                     Media
Scott Eckstein                 Anne Donohoe
heritage@ksca.com                 heritage@ksca.com
(212) 896 1210                (732) 620 0033

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